American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Media Contacts:	Investor Contacts:
Shanta Mauney	John H. Untereker
smauney@wardcc.com	juntereker@aeti.com
713-869-0707	713-644-8182

FOR RELEASE – March 17, 2010 – 5:00pm(EST)

American Electric Technologies Reports Results for 2009

HOUSTON March 12, 2010- American Electric Technologies, Inc. (NASDAQ: AETI), the premium supplier of custom-designed power distribution and control solutions for the traditional and alternative energy industries, announced the following results for the year and quarter ended December 31, 2009.

Total sales for the year ended December 31, 2009 were $52.2 million, a decline of 20% over the year ended December 31, 2008. Total sales for the fourth quarter of 2009 were $12.0 million, a 31.2% reduction from the fourth quarter of 2008. Fourth quarter sales were essentially flat compared with the preceding quarter.

The company reported net income of $0.68 million, or basic and diluted earnings per share of $0.09 for the year ended December 31, 2009 compared with net income of $1.7 million, or basic and diluted earnings per share of $0.22 and $0.21, respectively for the year ended December 31, 2008. Net income for the fourth quarter of 2009 was $147.4 thousand, or basic and diluted EPS of $0.02, compared with net income of $925.0 thousand or basic and diluted income per share of $0.10, in the fourth quarter of 2008. The full year results for both 2009 and 2008 were negatively impacted by charges of approximately $2 million ($0.17 per basic and fully diluted share) occasioned by unprofitable school electrical contracting work that has been completed.

Charles Dauber, AETI’s President and Chief Executive Officer reported “In spite of a very challenging market environment for our traditional businesses, we are pleased that we maintained profitability throughout 2009. We have been successful in achieving our principal goals for 2009, which were to effectively manage our costs and cash flow while investing in new renewable energy product and market development.”

2009 AETI key data:

•	Our Technical Products and Services (TP&S) segment generated $31.1 million in revenue in 2009, compared with sales of $34.1 million by this segment in 2008.

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Our TP&S gross profit margin increased from 15.2% to 17.8%, delivering $5.2 million gross profit in 2009 versus $5.5 million in the prior year. A substantial portion of the gross profit margin improvement was due to favorable product mix.

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As of December 31, 2009, the backlog for the TP&S segment was approximately $5.9 million, substantially reduced from $14.4 million in 2009. All of this backlog should be realized during the 2010 fiscal year.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

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Our Electrical & Instrumentation Construction (E&I Construction) segment generated sales of $14.6 million in 2009, a decrease of $8.6 million from 2008. The decrease was primarily due to the substantial completion of all new school construction projects and to weakness in the industrial and commercial markets. Gross profits from the segment were $1.8 million lower primarily due to the reduced sales levels. The backlog for the E&I Construction segment was $7.9 million as of December 31, 2009, a small reduction from the $8.1 million from the prior year. Approximately 75 percent of this backlog should be realized in 2010.

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The American Access segment reported sales of $6.5 million and gross profits of $1.0 million in 2009 as compared to $8.2 million and $1.9 million in 2008. The reduction from the prior year is due to weakness in the zone cabling and custom fabrication markets.

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During 2009, the company recorded equity income of $1.6 million, reflecting our share of the Chinese joint venture’s net income. This is a $0.6 million decrease from the prior year. We realized a portion of the earnings in the form of a cash dividend in 2009 that approximated $1.5 million.

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We recognized approximately $0.4 million in equity income from our Singapore joint venture, essentially the same amount as 2008. We received a cash dividend from the venture in the amount of $0.2 million.

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We improved our financial position during the year by reducing our long- term debt by 25% or $1 million while increasing cash on hand by $1.3 million. Our book value per basic share increased to $3.10.

Outlook for Fiscal 2010

We do not foresee increases in our short term business levels due to the continued uncertainty in many of the markets the company serves. Although we continue to see a very soft market environment in both our domestic and international markets, we are beginning to see some potential signs of improvement.

Our outlook is that revenues will see a short term revenue decrease in comparison to the second half of fiscal 2009 sales levels and we will continue to efficiently manage our cost structure and liquidity to maintain financial strength during this period.

We believe that our continued investments in renewable energy product and market development will result in revenue increases in the latter part of 2010.

Detailed information on the financial results for the year and quarter ended December 31, 2009 is included in the company’s Annual Report on Form 10-K which will be filed with the Securities and Exchange Commission on or before March 31, 2010.

Conference Call

AETI will conduct a conference call at 10:00 A.M. CST on Thursday, March 18, 2010, to discuss the results with analysts, investors and other interested parties. Individuals who wish to participate in the conference call should dial 1-888-732-6202, confirmation code 253669, in the United States or 1-719-457-1017, confirmation code 253669, from outside the United States.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

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American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China, Singapore and Jakarta, Indonesia. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 31, 2009. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.